EXHIBIT 99.1

Adept Technology Reports Second Quarter Fiscal Year 2011 Results

PLEASANTON, Calif., February 2, 2011 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent vision-guided and autonomous mobile robotic solutions, today announced financial results for its fiscal 2011 second quarter ended December 25, 2010.

Second quarter 2011 Results

Revenues for the second quarter of fiscal 2011 increased 45% to $13.3 million from $9.2 million for the second quarter of fiscal 2010. In line with normal historical seasonality, revenues declined 9% from the previous quarter of $14.6 million. The Company reported a GAAP net loss of $1.7 million or $0.20 per share in the second quarter of fiscal 2011, which compares to a net loss of $1.8 million, or $0.21 per share in the second quarter of fiscal 2010 and a net loss of $1.1 million, or $0.12 per share in the previous quarter.

Gross margin was 39% of revenue in the second quarter of fiscal 2011, compared to 44% of revenue in the second quarter of fiscal 2010 and 44% in the previous quarter. The decrease in gross margin was the result of under-absorption in the factory, slightly higher warranty expense, and the impact of currency exchange in the period.

Operating expenses in the second quarter of fiscal 2011 were $7.0 million, compared to $5.7 million for the same period last year and $7.0 million in the first quarter of fiscal 2011. The increase in operating expenses from 2010 was driven primarily by stock compensation and salary expenses in connection with the acquisition of MobileRobots as well as expenses associated with the InMoTx acquisition by Adept completed at the beginning of its third quarter. The annualized increases in expenses are also attributable to the temporary salary reductions in effect in the second quarter of fiscal 2010. Operating loss for the second quarter of fiscal 2011 was $1.8 million, compared to an operating loss of $1.6 million for the second quarter of fiscal 2010 and an operating loss of $638,000 in the previous quarter.

Adept's adjusted EBITDA loss was $190,000 in the second quarter of fiscal 2011, compared with adjusted EBITDA loss of $1.1 million for the second quarter of fiscal 2010 and adjusted EBITDA of $203,000 in the previous quarter of fiscal 2011.  A discussion of this non-GAAP measure and reconciliation to the applicable GAAP measure is included below.

Adept's cash and cash equivalents balance at December 25, 2010 was $6.7 million, compared to $7.6 million as of September 25, 2010. The decrease in cash is the result of cash spent in connection with recent acquisitions.

"The second quarter results reflects a much stronger company than a year ago, as evidenced by annual revenue growth of 45% while operating expenses increased only 24% during the same period," said John Dulchinos, president and chief executive officer of Adept.  "We are fundamentally and strategically in a much more competitive position as well, bolstered by our recent acquisition of InMoTx. InMoTx's proprietary gripping technology combined with Adept's USDA-certified Quattro robots will enable Adept to effectively address a virtually untapped market that represents about one-third of all packaging lines in the world. Together with our recently acquired MobileRobots business, we believe we have the strongest solution in the packaging market today to serve the challenging niche- and high-volume segments that address the handling of raw foods."

Recent Highlights:

  Acquisition of InMoTx, extending Adept's capabilities in the untapped natural products market that is estimated to include approximately 75,000 lines.
  Expanded Quattro robot product line to include the extended reach Adept Quattro s800H robot increasing the range of applications covered.
  Received a $600,000 order for its high-performance Python linear modules from Beijing based Golden Spring Internet of Things. The revenue is expected to be recognized in the third quarter of fiscal 2011.

Quarterly Conference Call

John Dulchinos, president and chief executive officer, and Lisa Cummins, vice president and chief financial officer, will host an investor conference call today, February 2, 2011 at 5:00 P.M Eastern Time, to review the Company's financial and operating performance for the fiscal 2011 second quarter. The call may also include statements regarding the Company's anticipated operations during the remainder of fiscal 2011. These statements will be forward-looking, and actual results may differ materially. The Company intends to continue its practice of not updating forward-looking statements or providing anticipated financial performance information not included in this press release. The call can be accessed by dialing 877-941-7133. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.adept.com in the Investor Relations section of the website. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com and a telephonic playback of the conference call will also be available for seven days following the call.  Replay listeners should call (800) 406-7325 and enter the passcode 4401877#.

Company Profile

Adept is a global, leading provider of intelligent robotics systems and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing and other automated processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including Packaging, Medical, Disk Drive/Electronics and Solar; as well as to traditional industrial markets including machine tool automation and automotive components. More information is available at www.adept.com.

The Adept Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5387

All trade names are either trademarks or registered trademarks of their respective holders.

Use of Non-GAAP Financial Information

In addition to presenting GAAP net income (loss), we present adjusted EBITDA (loss), which we define as earnings (loss) before interest income, income taxes, depreciation and amortization, goodwill impairment, merger and acquisition related expenses and stock-based compensation expense, as a relevant measure of performance approximating operating cash flow, a metric commonly used among technology companies. We believe that this provides meaningful supplemental information to our investors regarding our ongoing operating performance, and it was used as a basis for an incentive compensation program for our management team in fiscal 2010.

Adjusted EBITDA (loss) should be considered in addition to, and not as a substitute for, GAAP measures of financial performance. For more information on our adjusted EBITDA (loss), please see the table captioned "Reconciliation of GAAP net income (loss) to Adjusted EBITDA (loss)" below. While we believe that adjusted EBITDA (loss) is useful as described above, it is incomplete and should not be used to evaluate the full performance of the Company or its prospects. Although historically infrequent, unpredictable and significantly variable and thus included in this adjustment, mergers and acquisitions expenses may occur in the future if additional acquisitions are pursued. Additionally, stock-based compensation has been, and will continue to be, a recurring expense as an important incentive component of employee compensation. GAAP net income (loss) is the most complete measure available to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our filings with the Securities and Exchange Commission, provides the full accounting for how we have decided to use resources provided to us from our customers and shareholders.

Forward-Looking Statements

This press release contains forward-looking statements including, without limitation, statements about our expectations for increased activity in our markets and potential new markets and our ability to grow our customer base and revenues through our acquisitions of MobileRobots and InMoTx. Such statements are based on current expectations and projections about the Company's business. These statements are not guarantees of future performance and involve numerous risks and uncertainties that are difficult to predict. The Company's actual results could differ materially from those expressed in forward-looking statements for a variety of reasons, including but not limited to factors affecting our fluctuating operating results that are difficult to forecast or outside our control: the effect of the current state of the manufacturing sector and other businesses of our customers; the timing and impact of the Company's decisions to engage in acquisition activities and other expense-related matters; the ability to integrate MobileRobots and InMoTx and impact of the acquired companies on the Company's operations,  the Company's inability to react quickly to changes in demand for our products; risks of acceptance of the Company's new or current products in the marketplace; the costs of international operations, sales and foreign suppliers and the impact of foreign currency exchange; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; the highly competitive nature of and rapid technological change within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's increasing investment in markets that are subject to increased regulation; risks associated with sole or single sources of supply; potential delays associated with the development and introduction of new products; and the need to complete acquisitions to expand operations.

For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2010, which includes the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors.

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 25,	June 30,
	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$6,671	$8,618
Accounts receivable, less allowance for doubtful accounts of $331 at December 25, 2010 and $505 at June 30, 2010	10,801	12,694
Inventories	10,087	9,672
Other current assets	380	461
Total current assets	27,939	31,445

Property and equipment, net	1,341	1,695

Goodwill	148	148
Intangible assets	1,054	1,170
Other assets	539	534
Total assets	$31,021	$34,992

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,407	$9,364
Accrued payroll and related expenses	1,588	1,789
Accrued warranty	1,050	1,328
Other accrued liabilities	1,410	1,068
Total current liabilities	10,455	13,549

Long-term liabilities:
Line of credit	1,000	1,000
Other long-term liabilities	612	1,040
Total liabilities	12,067	15,589

Total stockholders' equity	18,954	19,403

Total liabilities and stockholders' equity	$31,021	$34,992

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	December 25,	December 26,	December 25,	December 26,
	2010	2009	2010	2009

Revenues	$13,329	$9,195	$27,943	$20,901
Cost of revenues	8,148	5,146	16,369	11,528
Gross margin	5,181	4,049	11,574	9,373
Operating expenses:
Research, development
and engineering	1,735	1,474	3,417	2,688
Selling, general and
administrative	5,197	4,183	10,488	8,502
Amortization of other
intangibles	58	--	116	--
Total operating expenses	6,990	5,657	14,021	11,190

Operating loss	(1,809)	(1,608)	(2,447)	(1,817)

Interest income, net of expense	(13)	2	(25)	1
Currency exchange gain (loss)	70	(157)	(300)	22

Loss before income taxes	(1,752)	(1,763)	(2,772)	(1,794)
Provision for (benefit from)
income taxes	(2)	(7)	37	44
Net loss	($1,750)	($1,756)	($2,809)	($1,838)

Basic net loss per share	($0.20)	($0.21)	($0.32)	($0.22)
Diluted net loss per share	($0.20)	($0.21)	($0.32)	($0.22)

Shares used in computing per share
amounts
Basic	8,676	8,298	8,658	8,293
Diluted	8,676	8,298	8,658	8,293

ADEPT TECHNOLOGY, INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months ended December 25, 2010	Three Months ended September 25, 2010	Three Months ended December 26, 2009

Net loss	$(1,750)	$(1,059)	$(1,756)
Interest (income),
expense, net	13	12	(2)
Income taxes	(2)	39	(7)
Depreciation	261	271	372
Amortization of intangibles	58	58	--
Stock compensation expense	931	795	280
Merger and acquisition
expenses	299	87	--
Adjusted EBITDA	$(190)	$203	$(1,113)
CONTACT: Lisa Cummins
         Chief Financial Officer
         925-245-3400
         Investor.relations@adept.com

         Bonnie McBride
         Avalon IR
         415-454-8898
         bonnie@avalonir.com